UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2010

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2010, the Compensation Committee (the "Committee") of the Board of Directors of CombinatoRx, Incorporated (the "Company") took the following actions regarding compensation of certain of its executive officers and directors.

Dr. Christopher Gallen, the Company's Executive Vice President, Research and Development, was granted a cash bonus of $50,000, and his annual salary was increased to $375,000, retroactive to January 1, 2010.

Justin Renz, the Company's Senior Vice President, Chief Financial Officer and Treasurer, was granted a cash bonus of $100,000, and his annual salary was increased to $290,000, retroactive to January 1, 2010.

Jason Cole, the Company's Senior Vice President and General Counsel, was granted a cash bonus of $150,000, and his annual salary was increased to $320,000, retroactive to January 1, 2010.

Frank Haydu, the Non-Executive Chairman of the Company's Board of Directors, was granted a one-time cash payment of $25,000.

On March 8, 2010, the Company entered into an Employment Agreement (the "Agreement") with Dr. Mark Corrigan, who has been serving as the Company's President and Chief Executive Officer since January 5, 2010. Pursuant to the terms of Dr. Corrigan's employment agreement, Dr. Corrigan will receive an initial annual base salary of $450,000. In addition, Dr. Corrigan is eligible for cash incentive compensation at an annual target rate of up to 50% of his base compensation, at the discretion of the Company's Compensation Committee.

If the Company terminates Dr. Corrigan's employment without cause, or Dr. Corrigan terminates his employment for good reason (each as defined in the Agreement), Dr. Corrigan is entitled to receive a lump-sum payment equal to two times his annual base salary and will be permitted to continue to participate in the Company's medical and dental benefit plans for a period of 24 months following the date of termination, at the Company's expense. Upon a change in control of the Company (as defined in the Agreement), if the Company terminates Dr. Corrigan's employment without cause, or Dr. Corrigan terminates his employment for good reason (each as defined in the Agreement), within 24 months of the change in control, Dr. Corrigan is entitled to the following: (i) all unvested stock options and other stock-based awards as of that date will become fully vested and exercisable; (ii) a lump sum payment equal to two times his annual base salary, and (iii) continued participation in the Company's medical and dental benefit plans for a period of 24 months following the date of termination, at the Company's expense. Receipt of any benefits by Dr. Corrigan upon termination will be conditioned upon Dr. Corrigan executing a general release of all claims in a form provided by the Company.

The description of Dr. Corrigan's Agreement is qualified in its entirety by the full text of the Agreement, which is filed herewith as Exhibit 10.1.

Additional information regarding compensation of the Company's executive officers and directors will be provided in the Company's proxy statement to be filed with the Securities and Exchange Commission in connection with the Company's 2010 Annual Meeting of Stockholders.

Item 9.01.            Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 8, 2010, between the Company and Dr. Mark Corrigan.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: March 8, 2010